Exhibit 99.4

Fellow Ramtron Employees,

Attached is a press release that we issued this morning announcing that Ramtron has entered into an agreement for a merger with Cypress Semiconductor, in which our stockholders will receive $3.10 per share in cash.

We understand that you will have many questions about this announcement and its implications for each of you individually as well as for the company. Please look for an email shortly for the time and dial in information for an all employee meeting that we will have this morning to discuss the announcement.

Meanwhile, I thank each of you for your continued dedication to the company. While the merger is being finalized, please operate in a business as usual mode. It is important that we continue to provide the best service and support to our customers and business partners.

Sincerely,

Eric